UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

China Automotive Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-33123	33-0885775
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
The People’s Republic of China
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (86) 27-8757 0027

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into A Material Definitive Agreement

On April 27, 2018, Hubei Henglong Automotive System Group Co., Ltd. (“Henglong”), a wholly-owned subsidiary of China Automotive Systems, Inc., a Delaware corporation (the “Company”), entered into a joint venture contract (the “JV Contract”) with KYB (China) Investment Co., Ltd. (“KYB China”), pursuant to which the parties will establish a joint venture company, Hubei Henglong KYB Automobile Electric Steering System Co., Ltd. (the “JV Company”) under the laws of the People’s Republic of China, for the purpose of manufacturing and sales of automotive electric steering systems (“EPS”) and other automotive parts. The target markets of the JV Company’s products will be China and overseas markets excluding the Japanese market and the markets in other countries or regions to which KYB China and its affiliates have supplied products.

Pursuant to the JV Contract, the total investment amount of the JV Company is RMB960 million and its registered capital is RMB320 million. Henglong and KYB China will contribute RMB213.12 million in cash and in kind and RMB106.88 million in cash to the registered capital of the JV Company, respectively, and they will make such capital payment within ninety (90) days from the establishment date of the JV Company (the “Establishment Date”). If a party fails to pay its due capital contribution within thirty (30) days after the expiration of the 90-day period, the other party shall be entitled to terminate the JV Contract unilaterally or pay the unpaid part of the contribution.

After the parties have paid their respective capital contribution to the JV Company, the JV Company will be owned as to 66.6% and 33.4% by Henglong and KYB China, respectively.

Pursuant to the JV Contract, each of Henglong and KYB China shall, on its own or procure its affiliates to provide the JV Company with the right to use its technology and provide the JV Company with the technical assistance and training related to production and equipment operation as required by the JV Company. Henglong shall procure its wholly-owned subsidiary Jingzhou Henglong Auto Parts Manufacturing Co., Ltd. (“Jingzhou Henglong”) to transfer all of its owned EPS business in the Chinese market to the JV Company within sixty (60) days from the Establishment Date. Henglong shall ensure that it will, or will assist its affiliates to, provide necessary assistance and support to the JV Company for its operations. Henglong shall procure Jingzhou Henglong to enter into house tenancy agreement with the JV Company to lease the production plant to the JV Company. KYB China shall procure that its parent company KYB Corporation of Japan transfer all of its own EPS business in the Chinese market to the JV Company, including the potential businesses that are being negotiated with the customers, within sixty (60) days from the Establishment Date. KYB China shall take necessary actions for the JV Company to take over the contracts related to the EPS business in the Chinese market between KYB Corporation of Japan (or its affiliates) and their customers, suppliers and other counterparties, and KYB China shall do its utmost to achieve the takeover. KYB China and/or its affiliates shall provide the necessary assistance and support to the JV Company for its operations.

Pursuant to the JV Contract, the parties have agreed to set up a board of directors on the Establishment Date, which will consist of five directors. Of the five directors, three will be appointed by Henglong with one of them as the chairman of the board of directors, and two will be appointed by KYB China with one of them as the vice chairman of the board of directors. The chairman of the board of directors will be the legal representative of the JV Company. The JV Company will have two supervisors and each of Henglong and KYB China shall be entitled to appoint one supervisor.

A party may not transfer its shareholding in the JV Company without the other party’s consent, and the other party shall have a right of first refusal to purchase the shareholding from the selling party with a price and other terms and conditions no less favorable than that offered by a third party; provided that the other party shall unconditionally agree to waive its right of first refusal if the selling party is transferring all or part of its shareholding in the JV Company to its affiliates.

The term of the JV Contract is twenty (20) years from the Establishment Date, subject to extension by the approval of the board of directors of the JV Company and the approval of the relevant governmental authorities. The JV Contract may be terminated with a written notice upon the occurrence of events including a party’s bankruptcy proceedings, material breach irremediable or material breach by a party not remedied within sixty (60) days after a written notice requesting remedy is issued by the non-breaching party, the purpose of the JV Contract cannot be achieved due to illegality, invalidity or unenforceability of any provision and concerning which an agreement on the revision cannot be agreed upon, or upon the mutual agreement of the parties.

The JV Contract and the transaction contemplated thereunder were approved by the written consent of the board of directors of the Company on March 28, 2018.

The foregoing description of the JV Contract is only a summary and is qualified in its entirety by reference to the JV Contract, an English translation of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit No	Description

10.1	English translation of Joint Venture Contract, dated as of April 27, 2018, by and between Hubei Henglong Automotive System Group Co., Ltd. and KYB (China) Investment Co., Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Automotive Systems, Inc.
(Registrant)

Date: April 27, 2018	By:	/s/ Hanlin Chen
Hanlin Chen
Chairman

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